Exhibit 99.1

Contact(s):

Gregg Branning, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Completes its Brazilian Investigation and

Announces Revised Fourth Quarter and Full Year 2014 Results

March 31, 2015, Akron, Ohio — Myers Industries, Inc. (NYSE:MYE) today announced a revision of its previously released financial results for its fourth quarter and year ended December 31, 2014, as a result of completing its Brazilian investigation.

The revision as compared to the Company’s earnings release issued February 25, 2015 reflects adjustments which led to an increase in cost of sales of $2.4 million and an increase in selling, general and administrative expenses of $0.1 million for both the fourth quarter and full year of 2014. The total adjustments reduced income from continuing operations by $2.5 million, net income from continuing operations by $2.3 million and earnings per diluted share from continuing operations by $0.07 for both the fourth quarter and full year of 2014. There were no changes to results from discontinued operations. Therefore, net income and earnings per diluted share also changed by $2.3 million and $0.07, respectively, for both the fourth quarter and full year of 2014. Previously reported financial results for prior periods were not affected by the adjustments.

As a result of the adjustments, Myers Industries’ previously released cash flow provided by continuing operations was reduced by $0.3 million to $51.8 million for the year ended December 31, 2014.

The revision to the financial results is primarily related to adjustments that were recorded as a result of the investigation of the Company’s Brazilian operations that determined certain accounts were not properly reconciled and amounts were not substantiated by people responsible in the Brazilian location that knew or should have known they were not proper. As a result of this investigation, management identified deficiencies in both the design and operating effectiveness of the Company’s internal control over financial reporting, which when aggregated, represent two material weaknesses in internal control over the inventory process at the Brazilian operations and the financial statement close process at the Brazilian operations as of December 31, 2014. A detailed explanation of management’s annual assessment of and report on internal control over financial reporting is included in Item 9A, the Controls and Procedures section, of Myers’ Annual Report on Form 10-K for the year ended December 31, 2014. Further discussion of the material weaknesses can be found in the Company’s Form 10-K, filed today with the SEC.

The Company has taken preliminary steps to address the underlying causes of the process deficiencies at the Company’s Brazilian operations. The Company plans to enhance its finance personnel at its Brazilian operations with accounting and internal control knowledge. The Company will also provide training to implement and perform additional controls over the preparation and review of account reconciliations and approval of manual journal entries. The Company will develop revised policies and procedures associated with the preparation and retention of supporting documentation for account reconciliations as well as the review and approval of manual journal entries prior to posting to the general ledger. Finally, the Company will implement additional controls to enhance monitoring and oversight of the financial function at its Brazilian operations. The Company plans to remediate all of the control deficiencies underlying these material weaknesses during 2015. The Company will continue to monitor the effectiveness of these and other processes, procedures and controls at its Brazilian operations and will make any further changes management determines appropriate.

Myers Industries’ financial results for the fourth quarter and year ended December 31, 2014 are included in its Form 10- K, filed today with the SEC.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “goal”, “view”, and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available on the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov. and on the Company’s Investor Relations section of its web site at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.